EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into this the 16th day of March, 2015 ("Effective Date") by and between Millington Savings Bank, Millington, New Jersey (the "Bank") and Robert G. Russell, Jr. (the "Employee").

WHEREAS, the Employee has heretofore been employed by the Bank as its Senior Vice President and Chief Operating Officer and is experienced in all phases of the business and operations of the Bank; and

WHEREAS, the Bank desires to be ensured of the Employee's continued active participation in the business of the Bank; and

WHEREAS, the parties wish to set forth the substantive terms and conditions of the continuing relationship of the parties.

NOW, THEREFORE, in consideration of the covenants and the mutual agreements herein contained, the parties hereby agree as follows:

1.           Employment.  The Employee is hereby employed by the Bank in the capacity as its Senior Vice President and Chief Operating Officer. The Employee hereby accepts said employment and agrees to render such administrative and management services to the Bank and its parent holding company, MSB Financial Corp. ("Parent") as are currently rendered and as are customarily performed by persons situated in a similar executive capacity.  The Employee shall promote the business of the Bank. The Employee's other duties shall be such as the President and the Board of Directors for the Bank (the "Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Bank.  The Employee's employment shall be for no definite period of time, and the Employee or the Bank may terminate such employment relationship at any time for any reason or no reason.  The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by the President of the Bank.

2.           Base Compensation.  The Bank agrees to pay the Employee during the Term (as hereinafter defined) of this Agreement a salary at the rate of not less than $180,000 per annum, payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and Employee shall be entitled to receive annually an increase at such percentage or in such an amount as the Board of Directors in its sole discretion may determine from time to time.  The base salary may not be decreased without the Employee's express written consent.

3.           Discretionary Bonus.  The Employee shall be entitled to participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management employees from time to time.  No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses when and as declared by the Board of Directors.

4.           (a)           Participation in Retirement and Medical Plans.  The Employee shall be entitled to participate in and receive the benefits of any plan or policy of the Bank which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans, or other benefit plans applicable to employees or senior management of the Bank.

(b)           Employee Benefits; Expenses.  The Employee shall be eligible to participate in and receive the benefits applicable to any fringe benefits that may be or may become applicable to the Bank's senior management employees, including a reasonable expense account, and any other benefits that are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.  The Bank shall reimburse Employee for all reasonable out-of-pocket expenses that Employee shall incur in connection with his service for the Bank.

5.           Term.  The term of this Agreement shall be for the period commencing on the Effective Date and ending twenty-four (24) months thereafter on March 15, 2017 ("Term").  Additionally, not later than each annual anniversary date from the Effective Date, the Term of this Agreement shall be extended for up to an additional one-year period beyond the then effective expiration date so that the remaining Term shall thereafter be twenty-four (24) months upon a determination and resolution of the Board of Directors that the performance of the Employee has met the requirements and standards of the Board, and that the Term of such Agreement shall be extended.  References herein to the Term of this Agreement shall refer both to the initial term and successive terms.

6.           Loyalty; Noncompetition.

(a)           During the Term, Employee shall devote his full time and attention to the performance of his employment under this Agreement, and the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank or Parent.

(b)           Nothing contained in this Section 6 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of the Bank or Parent, or, solely as a passive or minority investor, in any business.

7.           Standards.  During the Term, the Employee shall perform his duties in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

8.           Vacation and Sick Leave.  At such reasonable times as the Board of Directors shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, with all such voluntary absences to count as vacation time; provided that:

(a)           The Employee shall be entitled to annual vacation leave in accordance with the policies as are periodically established by the Board of Directors for senior management employees of the Bank; but in no event shall such vacation leave be for a period of less than four weeks annually.

(b)           The Employee shall not be entitled to accumulate unused vacation from one fiscal year to the next, except to the extent authorized by the Board of Directors for senior management employees of the Bank.

(c)           The Employee shall not be entitled to accumulate unused sick leave from one fiscal year to the next, except to the extent authorized by the Board of Directors for senior management employees of the Bank.

(d)           The Employee shall be entitled to receive additional compensation for any unused vacation leave or sick leave upon termination of employment, except to the extent otherwise determined by the Board of Directors.

9.           Termination and Termination Pay.

The Employee's employment under this Agreement shall be terminated upon any of the following occurrences:

(a)           The death of the Employee during the Term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which Employee's death shall have occurred.

(b)           The Bank may terminate the Employee's employment at any time with or without Just Cause within its sole discretion.  This Agreement shall not be deemed to give Employee any right to be retained in the employment or service of the Bank, or to interfere with the right of the Bank to terminate the employment of the Employee at any time, but any termination by the Bank other than termination for Just Cause, shall not prejudice the Employee's right to compensation or other benefits detailed under the Agreement.  The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause.  The Bank may within its sole discretion, acting in good faith, terminate the Employee for Just Cause and shall notify such Employee accordingly.  Termination for "Just Cause" shall include termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation

(other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

(c)           Except as provided pursuant to Section 12 herein, in the event of the Employee's Termination of Employment by the Bank without Just Cause during the Term of this Agreement, the Bank shall be obligated to continue to pay the Employee the salary provided pursuant to Section 2 herein, up to the date of termination of the remaining Term (including any renewal term) of this Agreement, but in no event for a period of less than twelve months, and the cost of Employee obtaining all health, life, disability, and other benefits which the Employee would be eligible to participate in through such date based upon the benefit levels substantially equal to those being provided Employee at the date of Termination of Employment.  The provisions of this Section 9(c) shall survive the expiration of this Agreement.

(d)           The voluntary Termination of Employment by the Employee during the Term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 12(b), in which case the Employee shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

       10.   Regulatory Exclusion.

Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and the Federal Deposit Insurance Corporation Regulations at 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments promulgated thereunder.

11.           Disability.  If the Employee shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Employee shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining Term of the Agreement, and 65% thereafter for the remainder of the Term of the Agreement.  Such benefits noted herein shall be reduced by any benefits otherwise provided to the Employee during such period under the provisions of disability insurance coverage in effect for Bank employees. Thereafter, Employee shall be eligible to receive benefits provided by the Bank under the provisions of disability insurance coverage in effect for Bank employees.  Upon returning to active full-time employment, the Employee's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities.  In the event that the Employee returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 2 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

12.           Change in Control.

(a)           Notwithstanding any provision herein to the contrary, in the event of the Employee's involuntary Termination of Employment within 24 months following any Change in Control of the

Bank or Parent, absent Just Cause, Employee shall be paid an amount equal to the product of two (2.0) times the Employee's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder.  Said sum shall be paid in one (1) lump sum as of the date of such Termination of Employment, and such payments shall be in lieu of any other future payments which the Employee would be otherwise entitled to receive under Section 9 of this Agreement. Additionally, the Employee and his dependents shall remain eligible to participate in the medical and dental insurance programs offered by the Bank to its employees through the remaining Term of the Agreement, or such lesser period to the extent that such participation is permissible under the Bank’s plan without the Bank incurring penalties or taxes in accordance with Section 4980D of the Code associated with such participation, at the Employee’s own expense based upon the premium contribution rate determined under COBRA.  Notwithstanding the foregoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent, or any successors thereto, shall be deemed an "excess parachute payment" in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code.  The term "Change in Control" shall refer to:  (i) a change in ownership of the Bank or the Parent under paragraph (A) below, or (ii) a change in effective control of the Bank or the Parent under paragraph (B) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Parent under paragraph (C) below:

(A) CHANGE IN THE OWNERSHIP OF THE BANK OR THE PARENT. A change in the ownership of the Bank or the Parent shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (B) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (A) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(B) CHANGE IN THE EFFECTIVE CONTROL OF THE BANK OR THE PARENT. A change in the effective control of the Bank or the Parent shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (B)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (B)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (A)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C) CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE BANK'S OR PARENT’S ASSETS. A change in the ownership of a substantial portion of the Bank's or Parent’s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(D) Each of the sub-paragraphs (A) through (C) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.  However, a Change in Control shall not be deemed to have occurred as a result of the mutual to stock conversion transaction of MSB Financial, MHC and simultaneous acquisition of 100 percent of the Bank's stock by a new parent savings and loan holding company or bank holding company.

The provisions of this Section 12(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b)       Notwithstanding any other provision of this Agreement to the contrary, Employee may effect a voluntary Termination of Employment under this Agreement within 24 months following a Change in Control of the Bank or Parent for Good Reason (as defined below) and Employee shall thereupon be entitled to receive the payment and benefits described in Section 12(a) of this Agreement. The Employee must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute “Good Reason.”  Upon delivery of such notice by the Employee, the Bank shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason, and the Employee's employment shall continue in effect during such time so long as the Bank makes diligent efforts during such time to cure such Good Reason. In the event that the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due to the Employee under this Section 12(b).  The Bank’s remedy of any Good Reason event or condition with or without notice from the Employee shall not relieve the Bank from any obligations to the Employee under this Agreement or otherwise and shall not affect the Employee's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. The provisions of this Section 12(b) shall survive the expiration of this Agreement occurring after a Change in Control.

“Good Reason” shall exist if, without Employee’s express written consent, the Bank materially breaches any of its obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence of any of the following:

(1)       a material diminution in the Employee's base compensation;

(2)       a material diminution in the Employee’s authority, duties, or responsibilities;

(3)       a material diminution in the budget over which the Employee retains authority;

(4)       a material change in the geographic location of the Employee's office location; or

(5)       any other action or inaction that constitutes a material breach by the Bank of this Agreement.

13.           Successors and Assigns.

(a)           This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Parent which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Parent.

(b)           Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

14.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Employee and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.           Applicable Law.  This agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Jersey, except to the extent that Federal law shall be deemed to apply.

16.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled solely by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.  Further, the settlement of the dispute to be approved by the Board of the Bank may include a provision for the reimbursement by the Bank to the Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute.  Such reimbursement shall be paid within ten (10) days of Employee furnishing to the Bank or Parent evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee.

18.           Confidential Information.  The Employee acknowledges that during his employment he will learn and have access to confidential information regarding the Bank and the Parent and its customers and businesses ("Confidential Information").  The Employee agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Bank or the Parent consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain.  The Employee shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Bank, the Parent, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Employee confirms that such information constitutes the exclusive property of the Bank and the Parent.  The Employee shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Bank or the Parent, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Bank or the Parent.  Employee acknowledges and agrees that the existence of this Agreement and its terms and conditions constitutes Confidential Information of the Bank, and the Employee agrees not to disclose the Agreement or its contents without the prior written consent of the Bank.  Notwithstanding the foregoing, the Bank reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements.  Notwithstanding anything herein to the contrary, failure by the Employee to comply with the provisions of this Section may result in the immediate termination of the Agreement within the sole discretion of the Bank, disciplinary action against the Employee taken by the Bank, including but not limited to the Termination of Employment of the Employee for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity.

19.           Indemnification; Insurance.

(a)           Indemnification.  The Bank agrees to indemnify the Employee and his heirs, executors, and administrators to the fullest extent permitted under applicable law and regulations,

including, without limitation, regulations at 12 U.S.C. Section 1828(k), against any and all expenses and liabilities reasonably incurred by the Employee in connection with or arising out of any action, suit or proceeding in which the Employee may be involved by reason of his having been a director or officer of the Bank or any of its subsidiaries or affiliates, whether or not the Employee is a director or officer at the time of incurring any such expenses or liabilities.  Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorney's fees and the cost of reasonable settlements.  The Employee shall be entitled to indemnification in respect of a settlement only if the Board of Directors of the Bank has approved such settlement.  Notwithstanding anything herein to the contrary, (i) indemnification for expenses shall not extend to matters for which the Employee has been terminated for, and (ii) the obligations of this Section 19 shall survive the termination of this Agreement.  Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.

(b)           Insurance.  During the Term of the Agreement, the Bank shall provide the Employee (and his heirs, executors, and administrators) with coverage under a directors' and officers' liability policy at the Bank's expense, at least equivalent to such coverage otherwise provided to the other directors and senior officers of the Bank.

20.           Entire Agreement.  This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto, and such Agreement shall supersede all prior agreements, whether in writing or otherwise, in all respects.

21.         Effect of Code Section 409A.

(a)       Notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Employee at such time if such payments shall subject the Employee to the penalty tax under Code Section 409A, but rather such payments shall be made by the Bank to the Employee at the earliest time permissible thereafter without the Employee having liability for such penalty tax under Section Code 409A.

(b)       Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines, as of the effective date of Employee's Termination of Employment that the Employee is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Sections 9  or 12 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Employee hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Employee, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Employee in a lump sum on the first day of the seventh month following the effective date of Employee's Termination of Employment.  The limitations of this Six-Month Delay shall only be effective if the stock of the Parent or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

"Specified Employee" means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

"Termination of Employment" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Bank and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank if the Employee has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Employee continues to be treated as an Employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Employee is permitted, and realistically available, to perform services for other service recipients in the same line of business.  The Employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Employee during the immediately preceding 36-month period.  The Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Employee during the immediately preceding 36-month period.  No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period.  The presumption is rebuttable by demonstrating that the Bank and the Employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Bank if the Employee has been providing services to the Bank for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Employee is on a paid bona fide leave of absence and has not otherwise terminated employment, the Employee is treated as providing bona fide services at a level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which the Employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period). Bona fide leave of absence means that there is a reasonable expectation that the Employee will return to perform services for the Bank.

(c)       Notwithstanding the Six-Month Delay rule set forth in Section 21(b) above:

(i)         To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Employee an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee's Termination of Employment occurs, and (2) the sum of the Employee's annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Employee preceding the taxable year of the Employee in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not had a Termination of Employment); provided that amounts paid under this Section 21(c)(i) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Sections 9 or 12; and

(ii)         To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Employee an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Employee's Termination of Employment; provided that the amount paid under this Section 21(c)(ii) will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Sections 9 or 12.

(d)       To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Employee's third taxable year following the taxable year in which the termination occurred.  For medical expenses, to the extent the Agreement entitles the Employee to reimbursement by the Bank of payments of medical expenses incurred and paid by the Employee but not reimbursed by a person other than the Bank and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Employee would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Employee elected such coverage and paid the applicable premiums.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

MILLINGTON SAVINGS BANK

ATTEST:	By:	/s/ Michael A. Shriner
Michael A. Shriner
President and CEO

Secretary

WITNESS:

/s/Robert G. Russell, Jr.
Robert G. Russell, Jr., Employee